Exhibit 99

FOR IMMEDIATE RELEASE

February 5, 2004

CenterState Banks of Florida, Inc. Announces

2003 Operating Results

WINTER HAVEN, FL. – February 5, 2004 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported operating results for the year ending December 31, 2003. During the year, total assets grew by 23%, or $114.1 million, to $608.9 million. Loans increased by 24%, or $80.2 million, to $413.9 million, and deposits increased 22%, or $96.7 million, to $538.2 million. Ernest S. Pinner, President and CEO, stated that most of this growth came from existing branches. The only new branches opened during 2003, were four “mini branches” located in gated “active adult” communities that catered to the local residents. As a group, these four mini branches accounted for approximately $7.8 million of the loan growth and $7.4 million of the deposit growth.

The Company earned $2,626,000 or $0.77 per share during 2003 compared to $2,369,000 or $0.82 per share during 2002. All per share data is presented on a diluted basis. Mr. Pinner further stated that the board of directors declared the first quarter dividend of 2004 to be $0.06 per share payable on March 31, 2004 to all shareholders of record on March 15, 2004.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars	12/31/03	12/31/02
Cash and due from banks	24,843	22,740
Fed funds and money market	46,216	61,302
Investments	95,357	51,799
Loans	413,898	333,721
Allowance for loan losses	(4,850)	(4,055)
Other assets	33,432	29,293

TOTAL ASSETS	$608,896	$494,800

Deposits	538,235	441,462
Other borrowings	27,465	10,005
Other liabilities	1,233	3,418
Stockholders’ equity	41,963	39,915

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$608,896	$494,800

Condensed Consolidated Income Statements (unaudited)

Amounts in thousands of dollars (except per share data)	2003	2002
Net interest income	18,270	14,156
Provision for loan losses	(1,243)	(644)

Net interest income after loan loss provision	17,027	13,512
Non interest income	4,687	3,660
Non interest expense	(17,547)	(13,397)

Income before income tax	4,167	3,775
Income tax expense	(1,541)	(1,406)

NET INCOME	$2,626	$2,369

EPS (basic)	$0.78	$0.84
EPS (diluted)	$0.77	$0.82

Mr. Pinner further reported the Company entered into an agreement to sell its two Lake County branches to a Lake County bank. These branches are part of the CNB/Pasco bank, which is currently operating in five counties. Divesting itself of its Lake County branches, the Pasco bank intends to concentrate its efforts in Pasco, Hernando and Citrus Counties, where they have had more successful growth rates. The sale is expected to close during the first quarter of 2004. The sale will include approximately $21.4 million of loans, $23.9 million of deposits, the real estate and all the fixed assets. All of the staff of the two branches will become employees of the acquiring bank. The Company will realize a gain on the sale during the first quarter of 2004.

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with twenty-one full service locations and four mini-locations in eight counties throughout Central Florida. The Company’s four subsidiary banks include First National Bank of Osceola County, Community National Bank of Pasco County, First National Bank of Polk County, and CenterState Bank of Florida.

The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be addressed to Advest, Inc., Allen C. Ewing & Co., or Ryan Beck & Co. For additional information contact James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends”, “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

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